AMENDED AND RESTATED
                     FOOD AND BEVERAGE CONCESSIONS AGREEMENT


         THIS AMENDED AND RESTATED FOOD AND BEVERAGE CONCESSIONS AGREEMENT ("Agreement") made and entered into this ___ day of March, 1997, by and between COLONIAL DOWNS, L.P., a Virginia limited partnership and STANSLEY RACING CORP., a Virginia corporation (collectively, "Licensor"), and VIRGINIA CONCESSIONS, L.L.C., a Virginia limited liability company ("Licensee").

                                   WITNESSETH:

         WHEREAS, Colonial Downs, L.P. holds a license from the Virginia Racing Commission (the "Commission") to own a pari-mutuel horse racing facility in New Kent County, Virginia (the "Racetrack"); and,

         WHEREAS, Stansley Racing Corp. holds a license from the Commission to operate the Racetrack; and,

         WHEREAS, Colonial Downs, L.P. and Stansley Racing Corp. hold licenses to own and operate, respectively, satellite pari-mutuel wagering facilities (each an "OTB") in Richmond, Chesapeake and Hampton, Virginia; and,

         WHEREAS, Colonial Downs, L.P. and Stansley Racing Corp. intend to apply to the Commission for licenses to own and operate, respectively, throughout Virginia the maximum number of OTBs permitted by law; and,

         WHEREAS, as an inducement to Licensee or Licensee's affiliate to enter into a certain Agreement to Purchase a Partnership Interest between Colonial Downs, L.P. and Licensee or Licensee's affiliate, dated November 2, 1995 (the "Purchase Agreement"), Licensor granted to Licensee certain options to manage the food and beverage concessions at certain of the OTBs, on the terms and subject to the conditions set forth in that certain Food and Beverage Concessions Agreement, dated as of November 2, 1995 (the "Prior Agreement"); and

         WHEREAS, the parties have amended certain provisions of the Prior Agreement and wish to set forth the terms and conditions of the management of the food and beverage concessions at the Racetrack and the OTBs, as amended, in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties, intending to be legally bound, do hereby agree as follows:


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
                                   I. PURPOSES

1.1 The purposes of this Agreement are (a) to grant an option to Licensee to manage the food and beverage concessions at (i) the Racetrack and
         (ii) the first six (6) OTBs that may be licensed by the Commission and developed by the Licensor and Licensee's choice of up to fifty percent (50%) of any additional OTBs that may be licensed by the Commission and developed by Licensor after the first six (6) OTBs have become operational; and, (b) to establish the respective rights and obligations of Licensor and Licensee in the management of the food and beverage concessions at the Racetrack each of Licensor's OTBs for which Licensee exercises the option granted by this Agreement.

                                    II. TERM

2.1 This Agreement shall be effective upon execution by the parties hereto, and shall continue thereafter in effect (i) for ten (10) years from the opening date of the Racetrack and (ii) for each OTB for which Licensee exercises its option, in accordance with Sections 3.1 and 3.2 hereof, for ten (10) years from the opening date of each such OTB (the "Initial Term"), unless this Agreement is terminated earlier pursuant to the provisions of Article IX hereof.

2.2 Once the Racetrack and each of the initial six (6) OTBs have been open for operations for twenty-four (24) consecutive months, Licensor shall have the option for sixty (60) days thereafter to terminate this Agreement for a fee equal to six (6) times the net operating cash flow from the Racetrack and the OTBs for the most recent twelve (12) month period, calculated in accordance with generally accepted accounting practices, consistently applied.

2.3 Within the six (6) month period prior to the end of the Initial Term for the Racetrack and for each OTB, Licensor may solicit proposals from persons other than Licensee to manage the food and beverage concessions at the Racetrack and/or such OTB, and, subject to Licensee's right of refusal as hereinafter set forth, may enter into a contract for such concession services with one of the persons submitting such a proposal; provided, however, that in the event Licensee elects in writing to match the terms of the proposal solicited by Licensor pursuant to this
         Section 2.3 which Licensor proposed to accept, Licensor shall extend Licensee's Initial term for a period of five (5) years (the "Extended Term"). The Extended Term shall be on the same terms and conditions as those provided in the proposal submitted to Licensor pursuant to this
         Section 2.3 which Licensor proposed to accept; provided, however, that the percentage utilized for the purpose of determining Licensee's rent shall be reduced by one percent (1%) from the proposal which Licensor proposed to accept. For purposes of illustration, if the rent in the proposal which Licensor proposed to accept was ten percent (10%) of Gross Sales, the rent to be paid by Licensee shall be nine percent (9%) of Gross Sales. If Licensor elects not to solicit bids from persons other than Licensee, this Agreement shall be extended for a five (5) year period on the terms and conditions set forth herein.

2.4 Anything contained herein to the contrary notwithstanding, the term of this Agreement shall not exceed fifteen (15) years from the opening date of the first OTB, at which time this


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


         Agreement shall expire and be of no further effect, unless Licensor and Licensee mutually agree in writing to extend this Agreement. Upon the expiration of this Agreement pursuant to the provisions of this Section, Licensor may elect to manage the food and beverage concessions at the Racetrack and the OTBs itself, or may solicit proposals from persons other than Licensee to manage the food and beverage concessions at all or any portion of the Racetrack and such OTBs, and, subject to Licensee's rights of first refusal as hereinafter set forth, enter into a contract to provide those services with one of the persons who have submitted such a proposal. Provided, however, that if Licensor solicits proposals from persons other than Licensee to manage the concessions at the Racetrack and OTBs, Licensee shall have the right to elect in writing to match the terms of the proposal solicited by Licensor pursuant to this Section 2.4 which Licensor proposes to accept; provided, however, that the percentage utilized for the purpose of determining Licensee's rent shall be reduced by one percent (1%) from the proposal which Licensor proposed to accept. If Licensee elects to match such proposal, the term of this Agreement shall be further extended for a period to be mutually agreed upon by the parties.

2.5 Upon the termination or expiration of this Agreement, Licensee shall immediately vacate the Premises, as defined in Section 4.1, in as good order and condition as the same shall, or should have been put by Licensee, in compliance with the terms and provisions hereof, reasonable use and natural wear and tear or unavoidable casualty excepted. Upon such termination or expiration, if Licensee requests, Licensor shall purchase from Licensee all of the useable supplies and inventory of food and beverages owned by Licensee and on hand at the OTB at Licensee's cost therefor.

                          III. LICENSEE'S OPTION RIGHTS

3.1 Licensor has granted and hereby grants to Licensee separate options to manage the food and beverage concessions at the initial six (6) OTBs developed by Licensor pursuant to licenses granted by the Commission and at Licensor's Racetrack. If more than six (6) OTB licenses are awarded to Licensor by the Commission, Licensor grants to Licensee separate options to manage the food and beverage concessions at up to fifty percent (50%) of any such additional OTBs. Subject to the limitations set forth above, Licensee shall have the right to select the additional OTBs at which it will manage the food and beverage concessions from locations determined by Licensor.

3.2 Licensor shall give written notice to Licensee of the Licensor's intention to apply for a license to develop and operate an OTB that is subject to Licensee's option rights hereunder, on or prior to the date on which the application for the license is submitted to the Commission. Within sixty (60) days after receipt of such notice, Licensee shall give written notice to Licensor exercising its option under Section 3.1 to manage the food and beverage concessions at that OTB. Licensee's failure to give written notice to Licensor within such sixty (60) day period shall constitute an election by Licensee not to exercise its option for that OTB.


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


                        IV. RESPONSIBILITIES OF LICENSOR

4.1 At the Racetrack and each OTB for which Licensee exercises its option pursuant to Article 3 of this Agreement, Licensee shall have the right and obligation to prepare, serve and sell, or otherwise make available, food (including hot meals) and beverages (including alcoholic beverages) for public sale and consumption on the premises of the OTB or the Racetrack, as the case may be. Licensor shall provide such kitchen and dining facilities and equipment, including facilities and equipment for serving beer, wine and liquor, (collectively referred to as the "Premises"), as may be reasonably required by Licensee to satisfy Licensee's responsibilities under Article V of this Agreement.

4.2 Licensor shall be responsible for all site-related expenses, including, but not limited to, expenses relating to updating, refurbishing, equipping, repair, replacement and maintenance of the Racetrack and each OTB for which Licensee exercises its option pursuant to Article 3 of this Agreement. Licensor shall also be responsible for all expenses of the Racetrack or the OTB, as the case may be, relating to the following:

                  a.       general advertising of the Racetrack and the OTBs;

                  b. cleaning (other than bussing and kitchen and bar cleaning), including cleaning of all public areas at the Racetrack and the OTBs;

                  c.       linen (excluding uniforms);

                  d. supplies, other than those incidental to bar, kitchen and service activities;

                  e. equipping and supplying the Premises with an initial inventory of china, glassware, silverware and serving equipment reasonably sufficient to satisfy Licensee's needs;

                  f. casualty insurance on the Racetrack and the OTBs and equipment, including kitchen and bar equipment;

                  g. fifty percent (50%) of the premiums for liquor liability insurance, if obtained;

                  h. gas, electricity, water, sewerage, and other utilities used at the Racetrack and the OTBs (including the Premises;

                  i.       real estate taxes and assessments;

                                    j. trash removal from the Racetrack and the OTBs; and,


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



                  k. equipment repair and replacement, including kitchen and beverage equipment, except where such repair or replacement is due solely to the negligence of the Licensee or its employees or agents.

                         V. RESPONSIBILITIES OF LICENSEE

5.1 Commencing on the opening date of the Racetrack and for each OTB for which Licensee exercises its option pursuant to Article 3 of this Agreement, Licensee shall be responsible for the preparation, service and sale of all food (including hot meals) and beverages (including alcoholic beverages) for public sale and consumption on the premises of the Racetrack and the OTBs. Food and beverages served by Licensee shall be of a type and quality normally and customarily sold in similar facilities, as indicated on the menus attached as Exhibit A hereto.

5.2 Licensee shall be responsible for securing and at all times maintaining any and all permits, licenses (including licenses to serve alcoholic beverages), and other documents which may be required for Licensee to perform its obligations under this Agreement.

5.3 Licensee shall employ competent, experienced and thoroughly trained staff to properly perform Licensee's responsibilities under Section 5.1 of this Agreement. Licensee shall at all times maintain a sufficient staff to meet all the reasonable demands of the patrons of the Racetrack and the OTBs in accordance with good business standards. Licensee shall be responsible for and shall control the conduct, demeanor and appearance of its employees and agents, and upon objection from Licensor concerning the conduct, demeanor or appearance of any such person, shall immediately take all reasonable steps necessary to remove the cause of objection.

5.4 Licensee acknowledges that the prices for and quality of the food and beverages and quality of the service it provides is of the utmost importance to Licensor so that the goodwill of the patrons of the Racetrack and the OTBs may be preserved. Licensor shall have the right to approve all prices to be charged for food and beverages and all menu items to be served, which approval shall not be unreasonably withheld or delayed. Licensor and Licensee agree that the initial prices to be charged by Licensee shall be within the range of the prices shown on the menus attached hereto as Exhibit A. Provided, however, that Licensee may increase the prices for all or any portion of the food and/or beverages served by Licensee by an amount not to exceed eight percent (8%) per item (not in the aggregate) during each Contract Year without the consent of Licensor.

5.5 Licensee shall continuously operate the Premises during all hours which the Racetrack or the OTB, as the case may be, is open for business in accord with the laws of the Commonwealth of Virginia.


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



5.6 Licensee shall keep the Premises clean, neat and orderly at all times, and shall provide, at its own cost and expense, complete and proper arrangements for the sanitary handling of all trash, garbage and other refuse resulting from its operation, including cleaning of the grease trap; provided, however, that Licensor shall be responsible for the expense of providing commercial trash container and removal services from the Racetrack and the OTBs, including providing for an adequate number of outside trash containers, and the regular removal of full trash containers and replacement with empty containers, as may reasonably be required to maintain the Racetrack and the OTBs in a clean, neat, orderly, and sanitary manner. Licensee shall notify Licensor immediately whenever any maintenance of the Premises (i.e., electrical, mechanical, or structural defects or failure) are necessary for the Premises to be in proper condition and working order to allow Licensee to provide the services described in Section 5.1 herein. Licensor shall thereafter promptly perform any maintenance required. If Licensor fails to perform or diligently commence to perform such maintenance within twenty-four (24) hours after notice from Licensee, Licensee may, but is not obligated to, cause such maintenance to be performed on behalf of Licensee. Licensor shall reimburse Licensee for all reasonable costs incurred by Licensee for such maintenance or Licensee may set off such amounts against the Rents due Licensor hereunder.

5.7 Licensee shall operate its business in a careful, safe and proper manner and shall not commit or suffer waste on the Racetrack and the OTBs or the maintenance of any nuisance thereon. Licensee shall be responsible for any costs or expenses relating to the repair or replacement of any equipment required solely due to the negligence of Licensee or its employees or agents.

5.8 Licensee shall be responsible for all costs and expenses relating to the following:

         a. equipping and supplying the Premises with all necessary replacements of china, glassware, silverware, serving equipment, and all paper items, which are necessary or desirable to provide the services described in Section 5.1 herein;

         b. inventory, preparation and service of food and beverages (including alcoholic beverages);

         c. liability and workers' compensation insurance as required under Section 8.1 hereof;

         d. fifty percent (50%) of the premiums for liquor liability insurance, if obtained;

         e.       labor costs for providing the services described in Section
                  5.1 above, including, but not limited to, bussing and kitchen cleaning; and,

         f. all overhead expenses incidental to Licensee's business activities, including, but not limited to, professional fees.


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


5.9 Licensee shall not construct, alter, add on, repair, or demolish, or make any structural or other material improvements to the Premises without the prior written consent of Licensor, which shall not be unreasonably withheld.

5.10 Licensee shall keep the Racetrack and the OTBs, and any part thereof, free and clear of (or properly bonded against within sixty (60) days' notice to Licensee of the filing of same) any and all mechanic's, materialmen's and other liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Licensee pursuant to this Agreement, and shall at all time promptly pay and discharge and/or cause the discharge when due of all claims on which any such liens may or could be based and shall indemnify Licensor against all such liens and claims of liens and suits or other proceedings pertaining thereto.

5.11 Licensee agrees that Licensor, or Licensor's agents or employees, have the right to inspect the Premises at any time, but no such inspection shall unreasonably interfere with Licensee's operation and use of the Premises and the failure of Licensor to make any such inspection shall not impose any liability upon it for its failure to do so.

5.12 If Licensor provides Licensee with the appropriate equipment, Licensee shall provide Licensor with a copy of the daily register tapes for all cash registers used by Licensee at the Leased Premises at the close of business of the Racetrack and the OTBs each day.

                                    VI. RENTS

6.1 From and after the date that Licensee commences providing services at the Racetrack or any OTB pursuant to this Agreement, Licensee shall pay rents to Licensor on a monthly basis for the Racetrack and each OTB at which Licensee provides such services. The amount of rent to be paid by Licensee for the Racetrack and each OTB shall be based on a percentage of Licensee's Gross Sales at the Racetrack and OTBs during a Contract Year as follows:

                  (i) for the Racetrack for the months in which live racing is conducted at the Racetrack, rent shall be fifteen percent (15%) of the Gross Sales; and

                  (ii) for the Racetrack for the months in which live racing is not conducted at the Racetrack, rent shall be determined on the following graduated scale:

         a. ten percent (10%) of Annual Gross Sales less than or equal to $500,000.00;

         b. thirteen percent (13%) of Annual Gross Sales greater than $500,000.00 and less than or equal to $1,000,000.00; and,

         c. fifteen percent (15%) of Annual Gross Sales greater than $1,000,000.00.



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



                  (iii) rent for each OTB shall be determined on the following graduated scale:

         a. ten percent (10%) of Annual Gross Sales less than or equal to $500,000.00;

         b. thirteen percent (13%) of Annual Gross Sales greater than $500,000.00 and less than or equal to $1,000,000.00; and,

         c. fifteen percent (15%) of Annual Gross Sales greater than $1,000,000.00.

6.2 "Gross Sales" shall include all monies received by Lessee from the sale of any and all food and beverages, including fine dining, general concessions and sales of alcoholic beverages, upon the Racetrack or OTB premises, as the case may be, less the deduction of State and Federal sales and similar excise taxes, and excluding any returns, refunds or similar credits against Licensee's sales proceeds.

6.3 Licensee shall pay the rent set forth in Section 6.1 hereof to Licensor monthly on or before the tenth (10th) day of each month based on the Gross Sales generated for the immediately preceding month.

6.4 Within twenty (20) days following the end of each calendar quarter, Licensee shall calculate the Gross Sales at the Racetrack or the OTB, as the case may be, for the then current Contract Year of the Racetrack or the OTB, as the case may be, and, if appropriate, make an adjusting payment to Licensor to the extent required to ensure that the rents payable to the Licensor are in accordance with Section 6.1 hereof. For the purposes hereof, a "Contract Year" shall mean a consecutive twelve
         (12) month period, commencing with the start of the Licensor furnishing services to the Racetrack or an OTB, or any one (1) year anniversary date thereafter.

                             VII. BOOKS AND RECORDS

7.1 Licensee shall keep and maintain complete and accurate books and records of all of its sales and other income, and shall make said books and records available for inspection by Licensor and its authorized agents, and the Commission and its authorized agents at all reasonable hours and at all reasonable times. Within ninety (90) days of the end of each Contract Year during the term of this Agreement, Licensee shall furnish Licensor with the certificate of its chief financial officer as to the correctness of the amount paid to Licensor as rent during the previous year.

7.2 Licensor may, but is not obligated to, cause an audit of Licensee's books and records as necessary to verify the correctness of the amount paid by Licensee to Licensor. Such audit may be conducted not more frequently than annually and shall be at the expense of Licensor. Provided, however, if the audit shows an underpayment to the Licensor of five


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



         percent (5%) or more of the amount actually paid, Licensee shall reimburse Licensor for all costs and expenses incidental to such audit.

                VIII. GENERAL COVENANTS OF LICENSOR AND LICENSEE

8.1 Licensee shall obtain and at all times maintain in full force and effect, at its sole cost and expense, liability insurance covering all aspects of Licensee's operation (excluding, however, liquor liability insurance covered in Section 8.2 hereof) with limits of not less than $1,000,000 for bodily injury for one person, $2,000,000 for any one accident and $300,000 for property damage. Said policy of insurance shall name Licensor as an additional insured. Licensee shall also have in force such workers' compensation insurance as may be required by applicable state law. Licensee shall provide Licensor annually with certificates of insurance evidencing the required coverages and providing for Licensor to be sent all notices of cancellation.

8.2 If Licensor requests, Licensee shall maintain in full force and effect at all times, liquor liability insurance with limits, coverages, deductibles, policies and carriers reasonably acceptable to Licensor and Licensee. Said policy of insurance shall name both Licensor and Licensee as insured parties. Licensor shall reimburse Licensee fifty percent (50%) of the cost and expense of such liquor liability insurance within ten (10) days following receipt by Licensor of evidence of Licensee's payment of such premiums. If Licensor fails to reimburse Licensee within such period, Licensee may, but is not obligated to, set off such amount against the Rents due Licensor hereunder. Licensee shall provide Licensor annually with certificates of insurance evidencing the required coverages and providing for Licensor to be sent all notices of cancellation.

8.3 Licensee shall indemnify and save harmless Licensor and its directors, officers, employees and agents from all demands, claims, causes of action and judgments, and all expenses in connection therewith, resulting from any act or neglect of Licensee, or its employees, agents and contractors on or about the OTBs. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination.

8.4 Licensor shall indemnify and save harmless Licensee and its directors, officers, employees and agents from all demands, claims, causes of action and judgments, and all expenses in connection therewith, resulting from any act or neglect of Licensor, or its employees, agents and contractors on or about the OTBs. This indemnity shall continue notwithstanding the termination of this Agreement with respect to any act or occurrence preceding such termination.



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




                           IX. DEFAULT AND TERMINATION

9.1 This Agreement may be terminated prior to the expiration of the Initial Term or any Extended Term thereafter upon the occurrence of any of the following events:

         A.       By the written agreement of the parties hereto;

         B. By Licensor, if Licensee fails to pay any amounts to Licensor within five (5) days following notice from Licensor that such amounts are due; provided, however, that if Licensee fails to pay amounts to Licensor within five (5) days of when due more than twice during any Contract Year, Licensor may terminate this Agreement without further opportunity of Licensee to cure or correct such failure;

         C. By either party, if any license previously granted to the other party which is required to permit such party to perform its obligations hereunder is revoked or suspended for any reason and such party is legally unable to perform its obligations hereunder for a period of two (2) business days or more;

         D. By either party, if the other party (1) files or has filed on its behalf or against it a petition under any section or chapter of the Federal Bankruptcy Act, which is not vacated within sixty (60) days, (2) shall become insolvent or unable to pay its debts or meet its obligations, (3) has a receiver or trustee appointed for all or any portion of its assets, which appointment is not vacated within sixty (60) days, or,
                  (4) makes an assignment to or for the benefit of creditors of all or any portion of its assets.

         E. By either party, if the other party fails to comply with or perform any of the terms, conditions or covenants under this Agreement to be complied with or performed by such party for more than thirty (30) days after written notice of such failure shall have been given to such party, or within such further period as is reasonably required to fully comply with or perform such term, condition or covenant.

         F. By Licensor, on ten (10) days' written notice to Licensee, if Licensee fails for any reason to fulfill its obligations to
                  (i) provide bridge financing to Licensor in accordance with the provisions of Paragraph 9 of the Purchase Agreement, (ii) to purchase a partnership interest in Licensor in accordance with the terms and conditions of the Purchase Agreement, or
                  (iii) to make its required capital contribution to Licensor in accordance with the terms and conditions of the Second Amended and Restated Limited Partnership Agreement of Licensor set forth as Exhibit A to the Purchase Agreement.

         Written notice of any termination of this Agreement by either party shall be given to the other party in the manner set forth herein, shall be effective on and as of the date notice is given (or such later date as may be set forth therein), and shall specify the reason for such termination.

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

9.2 In the event this Agreement is terminated for any reason, the parties agree to cooperate with each other to effect, directly or indirectly, a transfer of the liquor license(s) held by Licensee to Licensor or its designee on such terms as the parties may reasonably agree and in such a manner as to avoid, to the extent reasonably possible, any disruption of service to patrons of the Racetrack and the OTBs.

                                X. MISCELLANEOUS

10.1 Any notices by either party to the other shall be in writing and shall be delivered personally; sent by facsimile, acknowledgement of receipt requested; sent by overnight courier service, return receipt requested; or, deposited in U.S. Mail certified mail, return receipt requested, and addressed as follows:

         To Licensor:               Colonial Downs, L.P
                                            P. O. Box 456
                                            Providence Forge, Virginia  23140
                                            Facsimile: 804-966-2086
                                            Telephone: 804-966-7223

         with copies to:            James L. Weinberg, Esq.
                                            Hirschler, Fleischer, Weinberg,
                                              Cox & Allen
                                            The Federal Reserve Bank Building
                                            701 East Byrd Street
                                            Richmond, Virginia  23219
                                            Facsimile:  804-644-0957
                                            Telephone:  804-771-9527

         To Licensee:               Virginia Concessions, L.L.C.
                                            1231 Main Avenue
                                            Cleveland, Ohio 44114
                                            Facsimile: 216-861-6315
                                             Telephone: 216-861-4080

         with copies to:            Stephen Owendoff, Esq.
                                            Hahn Loeser Parks
                                            3300 BP America Building
                                            200 Public Square
                                            Cleveland, Ohio  44114
                                            Facsimile:  216-241-2824
                                            Telephone:  216-621-0150


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



         Any party may at any time change the address for notices to it by delivering, as aforesaid, a notice to the other party stating the change and setting forth the changed address. The effective date of any notice shall be the date it is personally delivered, received by telefax or courier, or three (3) days after it is deposited in the U.S. Mail in accordance with the provisions of this Section 10.1.

10.2 Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Licensor and Licensee and, except as specifically set forth herein or otherwise agreed in writing, neither shall have the power or authority to bind or obligate the other.

10.3 This Agreement may not be changed or modified except by another agreement in writing signed by the parties hereto.

10.4 The Section numbers and headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

10.5 This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Provided, however, that, subject to the approval of the assignee by the Commission, Licensee may assign its rights and obligations to any affiliated entity controlling, controlled by or under common control with Licensee which is formed for the purposes of providing the concessions services contemplated herein with notice to, but not the consent of, Licensor.

10.6 This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Ohio, provided, however, that the laws of the Commonwealth of Virginia shall apply to any issues arising under the Virginia Racing Act or the rules and regulations of the Commission promulgated thereunder.

10.7 The parties acknowledge that Stansley Racing Corp. has been made a party to this Agreement solely because (i) it holds the license from the Commission to operate the Racetrack and (ii) it holds the operator's license for the OTBs located in Chesapeake, Richmond and Hampton, Virginia, and is expected to apply for OTB licenses for future OTB locations. The parties agree that all obligations of Licensor set forth in this Agreement shall be solely the obligations of Colonial Downs, L.P., except as may specifically relate to the operator's license(s) held by Stansley Racing Corp.

10.8 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings. Acceptance of, or acquiescence in, a course of performance rendered under



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         this Agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings or agreements have been made or relied upon in making of this Agreement other than those specifically set forth herein.

         IN WITNESS WHEREOF, Licensor and Licensee have entered into this Agreement, by and through their respective duly authorized representatives, on the day and year first above written.

                                        COLONIAL DOWNS, L.P.


                                        By:  ______________________________
                                              Arnold W. Stansley, President,
                                                Stansley Management Corp.
                                                  - its General Partner

                                        By:  ______________________________
                                              Jeffrey P. Jacobs, Manager,
                                              Jacobs Entertainment Ltd., as
                                              Manager of CD Entertainment Ltd.

                                        STANSLEY RACING CORP.


                                        By:  _____________________________
                                              Arnold W. Stansley

                                        VIRGINIA CONCESSIONS, L.L.C.


                                        By:  _____________________________
                                              Jeffrey P. Jacobs




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